                                                                                     OMB APPROVAL
                                 UNITED STATES                             OMB number:          3235-0145
                       SECURITIES AND EXCHANGE COMMISSION                  Expires:      October 31, 1994
                            WASHINGTON, D.C.  20549                        Estimated average burden
                                                                           hours per response . . . 14.90

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. 1)*



                                 XEROX CORP.
                               (Name of Issuer)

                                    COMMON
                        (Title of Class of Securities)

                                  984121103
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (2/92)               Page 1 of 4 pages

                             CUSIP No. 984121103                   13G
                              Page 2 OF 4 PAGES


       NAME OF REPORTING PERSON
   1   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       THE CAPITAL GROUP, INC.
       86-0206507


       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
   2                      (a) [ ]

                          (b) [ ]

       SEC USE ONLY
   3



       CITIZENSHIP OR PLACE OF ORGANIZATION
   4
       DELAWARE


                                   SOLE VOTING POWER
                              5
         NUMBER OF                 1,083,380

          SHARES
                                   SHARED VOTING POWER
       BENEFICIALLY           6
                                   NONE
         OWNED BY

           EACH                    SOLE DISPOSITIVE POWER
                              7
         REPORTING                 7,295,180

          PERSON
                                   SHARED DISPOSITIVE POWER
           WITH               8
                                   NONE


       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   9
       7,295,180  Beneficial ownership disclaimed pursuant to Rule 13d-4


       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
  10



       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
  11
       7.02%


       TYPE OF REPORTING PERSON*
  12
       HC



                      *SEE INSTRUCTION BEFORE FILLING OUT!





                               Page 2 of 4 pages

                             CUSIP No. 984121103              13G
                              Page 3 OF 4 PAGES



       NAME OF REPORTING PERSON
   1   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       CAPITAL RESEARCH AND MANAGEMENT COMPANY
       95-1411037


       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
   2                      (a) [ ]

                          (b) [ ]

       SEC USE ONLY
   3



       CITIZENSHIP OR PLACE OF ORGANIZATION
   4
       DELAWARE


                                   SOLE VOTING POWER
                              5
         NUMBER OF                 NONE

          SHARES
                                   SHARED VOTING POWER
       BENEFICIALLY           6
                                   NONE
         OWNED BY

           EACH                    SOLE DISPOSITIVE POWER
                              7
         REPORTING                 5,882,000

          PERSON
                                   SHARED DISPOSITIVE POWER
           WITH               8
                                   NONE


       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   9
       5,882,000  Beneficial ownership disclaimed pursuant to Rule 13d-4


       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
  10

       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
  11
       5.66%


       TYPE OF REPORTING PERSON*
  12
       IA



                      *SEE INSTRUCTION BEFORE FILLING OUT!





                               Page 3 of 4 pages

                                                                          Page 4
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

                                  Schedule 13G
                   Under the Securities Exchange Act of 1934



Fee enclosed [ ]  or Amendment No. 1

Item 1(a)  Name of Issuer:
           Xerox Corp.

Item 1(b)  Address of Issuer's Principal Executive Offices:
           P.O. Box 1600

          800 Long Ridge Road

          Stamford, CT  06904

Item 2(a) Name of Person(s) Filing:

          The Capital Group, Inc. and Capital Research and Management Company

Item 2(b) Address of Principal Business Office:
          333 South Hope Street
          Los Angeles, CA  90071

Item 2(c) Citizenship:   N/A

Item 2(d) Title of Class of Securities:  Common

Item 2(e) CUSIP Number:  984121103

Item 3   The person(s) filing is(are):

         (b) [ ] Bank as defined in Section 3(a)(6) of the Act.
         (e) [x] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.
         (g) [x] Parent Holding Company in accordance with Section 240.13d-1(b)(1)(ii)(G).

Item 4   Ownership

         (a) Amount Beneficially Owned:

             See item 9, pg. 2 and 3


         (b) Percent of Class:  See item 11, pg. 2 and 3

         (c) Number of shares as to which such person has:
             i)   sole power to vote or to direct the vote  See item 5, pg. 2 and 3
             ii)  shared power to vote or to direct the vote  None
             iii) sole power to dispose or to direct the disposition of

                  See item 7, pg. 2 and 3

             iv) shared power to dispose or to direct the disposition of None - beneficial ownership disclaimed pursuant to Rule 13d-4

Item 5   Ownership of 5% or Less of a Class:  N/A

Item 6   Ownership of More than 5% on Behalf of Another Person:  N/A

Item 7   Identification and Classification of the Subsidiary Which Acquired the

         Security Being Reported on By the Parent Holding Company

         (1) Capital Research and Management Company is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940 and is a wholly owned subsidiary of The Capital Group, Inc.
         (2) Capital Guardian Trust Company is a Bank as defined in Section 3(a)(6) of the Act and a wholly owned subsidiary of The Capital Group, Inc.
         (3) Capital International Limited (CIL) does not fall within any of the categories described in Rule 13d-1-(b)(ii)(A-F) but its holdings of any reported securities come within the five percent limitation as set forth in a December 15, 1986 no-action letter from the Staff of the Securities and Exchange Commission to The Capital Group, Inc. CIL is a wholly owned subsidiary of The Capital Group, Inc.
         (4) Capital International Research and management, Inc. dba Capital International, Inc. is an Investment Adviser registered under
             Section 203 of the Investment Advisers Act of 1940 and is a wholly owned subsidiary of The Capital Group, Inc.

Item 8   Identification and Classification of Members of the Group:  N/A

Item 9   Notice of Dissolution of the Group:  N/A

Item 10  Certification

         By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

         Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 11, 1994


Signature:       /s/ Philip de Toledo

Name/Title:      Philip de Toledo, Vice President and Treasurer
                 The Capital Group, Inc.

Date:  February 11, 1994


Signature:       /s/ Paul G. Haaga, Jr.


Name/Title:      Paul G. Haaga, Jr., Senior Vice President


                 Capital Research and Management Company

                                   AGREEMENT



                                        Los Angeles, California


                                        February 11, 1994


         Capital Research and Management Company ("CRMC") and The Capital


Group, Inc. ("CG") hereby agree to file a joint statement on Schedule 13G under the Securities Exchange Act of 1934 (the "Act") in connection with their beneficial ownership of common stock issued by Xerox Corp.


         CRMC and CG state that they are both entitled to individually use


Schedule 13G pursuant to Rule 13d-1(c) of the Act.


         Both CRMC and CG are responsible for the timely filing of the statement and any amendments thereto, and for the completeness and accuracy of the information concerning each of them contained therein but neither is responsible for the completeness or accuracy of the information concerning the other.


                                        CAPITAL RESEARCH AND MANAGEMENT COMPANY



                                        BY:    /s/ Paul G. Haaga, Jr.


                                               Paul G. Haaga, Jr.


                                               Senior Vice President


                                        THE CAPITAL GROUP, INC.



                                        BY:    /s/ Philip de Toledo


                                               Philip de Toledo


                                               Vice President and Treasurer





                                   EXHIBIT A